Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Tom White	423 294 8996
	MEDIA	Jim Sabourin	423 294 6300

Unum Group’s board of directors votes to increase
common stock dividend

CHATTANOOGA, Tenn. (May 24, 2018) - Unum Group (NYSE: UNM) announced today that its board of directors has authorized an increase of 13 percent in the quarterly dividend paid on its common stock. The new rate of 26 cents per common share, or $1.04 per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2018.

“We are pleased to again increase our dividend payout. This representative of our consistent performance and financial strength as well as our commitment to returning value to shareholders,” said Richard P. McKenney, president and CEO of Unum.

The new quarterly dividend represents a 247 percent increase from the 7.5 cents per share the company was paying in 2008 and marks the tenth consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $3.4 billion of its stock, reducing its outstanding share count by 36 percent, since the fourth quarter of 2008.

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ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, Starmount and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.3 billion in 2017, and provided $6.9 billion in benefits.

For more information visit us at www.unum.com or connect with us at
www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.